Exhibit 10.23

Confidential	签署版 / Execution Copy

Number：

SAIC MAXUS AUTOMOBILE CO., LTD.

AND

Shanghai Youxu New Energy Technology Co., Ltd.

MIFA 7 RIGHT STEERING BATTERY SWAP PROJECT ENGINEERING Service AGREEMENT

[DATE]

【2025/09/23】

This Engineering Service Agreement (“Agreement”) is executed and shall come into force on September 23,2025 by the following parties:

SAIC Maxus Automobile Co., Ltd. (hereinafter referred to as “SAIC Maxus”), a joint-stock company established and validly existing in accordance with the laws of the People’s Republic of China, is registered at No.2500, Jun Gong Road, Yangpu District, Shanghai, China, with postal code 200438.

和

Shanghai U Power New Energy Technology Co., Ltd. (hereinafter referred to as “U Power”), as a wholly-owned subsidiary of the U.S.-listed technology company U Power Limited (NASDAQ: UCAR), is a company established and existing in accordance with the laws of China, with the registration number 91310115MA1HBK8P4X, and the registered address is Building C, No.888 Huaxi 2nd Road, Lingang New Area, China (Shanghai) Pilot Free Trade Zone.

1. Purpose of the Agreement

Building upon SAIC Maxus ‘existing MIFA7 pure electric vehicle model, the two parties will collaborate on battery-swapping technology development. Leveraging SAIC Maxus’ product foundation and U Power’s expertise in battery-swapping R&D, the project will involve installing battery-swapping communication units, tailplate labels, and related components for the specified vehicle models. This includes specialized development of battery-swapping station hardware, cloud-based management systems, and client-side applications. The procurement, sales, and after-sales services for the jointly developed vehicles will be governed by separate agreements between the parties.

2. Definitions and Explanations

Intellectual Property refers to all intellectual and industrial property rights, including but not limited to patents, utility models, semiconductor topographic patterns, copyrights, trademark rights, brand rights, domain names, trade secrets, technical know-how, as well as rights related to information, drawings, logos, plans, databases, technical specifications, prototypes, processes, methods, algorithms, technical documentation, software, registered designs, and other design rights. These rights are not restricted by registration status, and each right encompasses the right to file a registration application, any worldwide rights, and any form of protection.

Background intellectual property refers to the rights that all parties have before the specific business cooperation begins, including patents, trademarks, technical secrets, etc.

Engineering Services refer to the technical support provided by SAIC Maxus to U Power in accordance with the U Power requirements under this agreement. The service scope, including detailed technical specifications, descriptions, and timelines, is specified in Appendix [1].

The SOP (Standard Operating Procedure) designates the approval for formal production of the MIFA7 right-hand drive battery swap model, as specified in Appendix 1.

3．Engineering Services and Personnel Arrangements

3.1 SAIC Maxus shall provide engineering services in accordance with the following U Power requirements:

(1) Service specifications (see Appendix [1] Engineering Service Technical Specifications for details);

(2) Service location: Shanghai;

(3) Service duration: From the date of signing this agreement until the SOP of this project;

(4) Service schedule:(see Annex [1] Development Plan in Engineering Service Technical Specifications for details);

(5) Submission format of deliverables: Throughout the project, all interim and final deliverables—including but not limited to data, technical documentation, software/hardware products, and test reports—shall be submitted in real-time in accordance with the agreed-upon schedule and requirements. The detailed delivery items are specified in Appendix [2] regarding the division of responsibilities between both parties.

3.2 All parties shall provide necessary assistance for the needs analysis of project development and implementation, and shall deploy qualified and sufficient technical development personnel to undertake project-related technical development tasks. SAIC Maxus is entitled to independently determine the personnel arrangements for engineering services.

3.3 The collaborative model will debut in Hong Kong, with subsequent expansion to Macau, Thailand, and Singapore. During the cooperation process, both parties may propose additional regions based on market research and business expansion needs, subject to mutual agreement.

3.4 During U Power’s localization certification process for vehicles across different markets, SAIC Maxus must provide technical documentation for base models (including but not limited to technical parameters, blueprints, ECE (European Conformity Assessment) certificates for components/systems, and e-mark certificates for complete vehicles) as well as production qualification materials, etc.

4. Fees and Taxes

A. SAIC Maxus ‘total development cost amounts to RMB 5.3 million (excluding tax), with U Power covering RMB 3.6 million and SAIC Maxus bearing RMB 1.7 million. SAIC Maxus is exempt from U Power’s development fees.

B. Regarding the development costs borne by U Power: 1) 30% of the development fee (i.e., 1.08 million yuan) shall be paid in three installments via cash, corresponding to key milestones of the project: 30% upon signing this agreement, 40% after completing the MCB prototype manufacturing, and the remaining 30% upon achieving SOP mass production. These payment milestones shall be mutually confirmed via email, with payments to be completed within ten working days after confirmation. Each installment shall be prepaid by U Power to SAIC Maxus Automobile Co., Ltd., with invoices issued upon receipt of payment. Additionally, if U Power fails to make timely payments under this agreement, it shall pay penalty interest on the overdue amount at the one-year LPR published by the People’s Bank of China for the corresponding month, calculated between the due date and the actual payment date.

2) 70% of the development fee (RMB 2.52 million): Within one year after the project achieves SOP mass production (amortization period), U Power shall purchase 1,500 vehicles from SAIC Maxus (including its designated third parties) at an average amortized price of RMB 0.168 million per vehicle. U Power’s authorized sales regions include Hong Kong, Macau, Thailand, and Singapore. If U Power fails to complete the vehicle purchase plan (as evidenced by full payment) during the amortization period, it shall pay the outstanding development fee balance in full within three months after the amortization period ends.

3) The provisions of Article 4.B.2) shall remain valid after the termination or expiration of this Agreement.

5. Acceptance Criteria and Procedures

5.1 Both parties shall submit interim development deliverables such as progress reports and data in accordance with the written schedule agreed upon. All written materials submitted by both parties, including reports and data, shall be mutually acknowledged in writing; otherwise, either party shall have the right to refuse acceptance.

5.2 Both parties shall conduct acceptance of the phased development outcomes in accordance with the technical agreement. Upon achieving the phased objectives, both parties shall formally acknowledge the results in writing.

6. Change Management

6.1 Any modification to the scope of engineering services shall only take effect upon execution of a written agreement between both parties. For approved modifications to the service scope, the service fees shall be adjusted accordingly, and such adjustments shall be documented in writing and confirmed by the authorized representatives of both parties.

6.2 U Power acknowledges and accepts that SAIC Maxus shall not be liable for any delays in project services resulting from mutual agreement modifications.

7 Quality Assurance

SAIC Maxus shall comply with the terms stipulated in this contract and technical documents. Where the parties have not specified or ambiguously defined relevant quality requirements and technical standards, such matters shall be governed by national, local, or industry standards. In the absence of such standards, the mutually agreed-upon standards may apply, with the Maxus standards taking precedence, provided that such standards conform to the purposes and interpretations mutually confirmed herein.

8 Confidentiality

8.1 Both parties shall maintain confidentiality regarding any confidential information obtained during the execution and performance of this Agreement, with their obligations governed by the Confidentiality Agreement executed by both parties on June 19,2025.

8.2 Regardless of any other provisions regarding the scope of confidential information in this Agreement or the Confidentiality Agreement, both parties hereby acknowledge that this Agreement and its contents constitute confidential information. Both parties shall fulfill their confidentiality obligations in accordance with the confidentiality obligations stipulated in the Confidentiality Agreement.

8.3 Upon expiration or termination of this Agreement, U Power shall properly destroy or return all original and duplicate copies (both paper and electronic) of the confidential information to SAIC Maxus, and shall cease all use of such information.

8.4 Regardless of the provisions herein, SAIC Maxus’s provision of any information shall not constitute a license to U Power.

8.5 The provisions of Article 8 shall remain valid after the termination or expiration of this Agreement.

9. Risk Liability

9.1 If, during the development of the project, difficulties arise that the current knowledge and technical capabilities cannot overcome, rendering the agreement unfulfillable, the parties may mutually terminate this agreement, and the responsible party shall bear all development costs incurred by both parties.

9.2 In addition to the aforementioned circumstances, if a party’s negligence results in the complete or partial failure of the project, the negligent party shall assume full liability for all risks and cover all development costs incurred by both parties.

9.3 If a party identifies any circumstances that may cause the development project to fail completely or partially, it shall submit relevant documentation and notify the other party within 7 days, while taking appropriate measures to mitigate losses.

10. Intellectual Property

All intellectual property rights arising from this collaboration, including but not limited to patents, trademarks, copyrights, and trade secrets, shall be shared in accordance with the following principles:

a) Intellectual property independently developed or acquired by either party prior to the execution of this agreement, provided that such property is essential for the performance of this agreement; or intellectual property independently developed or lawfully obtained by either party after the agreement’s execution without reliance on the other party, provided that such property is not dependent on the agreement’s performance but is necessary for its fulfillment, shall remain the sole property of that party. Without the prior written consent of the other party, neither party shall disclose, use, or license the other party’s intellectual property for any purpose or in any manner.

b) The intellectual property rights arising from or developed by SAIC Maxus and U Power in the performance of this agreement shall be jointly owned by both parties. Without the written consent of the other party, neither party may utilize or dispose of such jointly owned intellectual property rights in any manner.

11. Validity Period of the Agreement, Termination by Mutual Agreement and Bankruptcy Termination

11.1 This Agreement shall remain valid for [two] years, effective from [2025] [September] [23] to [2027] [September] [23]. During the term of this Agreement, either party may terminate the Agreement in advance by mutual agreement.

11.2 This agreement may be terminated by mutual consent of both parties.

11.3 Termination of this Agreement Due to Bankruptcy. This Agreement shall be immediately terminated upon occurrence of any of the following events or similar events, provided that the other party has given written notice of termination: (a) Insolvency of either party; (b) Submission of a request, notice, or intent to appoint an administrator to either party to a court or relevant government authority; (c) Appointment of a liquidator, trustee, receiver, or administrative receiver for any part of U Power’s business or assets; (d) Submission or service of a liquidation request to either party that remains unrevoked within ten business days; (e) Formal initiation of voluntary arrangements by either party, including but not limited to dissolution or liquidation; or (f) Execution of a property transfer with creditors as beneficiaries, provided that such request, designation, or transfer remains unrevoked or canceled within ten business days after occurrence.

Neither party shall be liable for any losses incurred by the other party (including its affiliates and subcontractors) as a result of termination under Article 11.3.

12. Termination of Breach

12.1 If either party materially and persistently breaches the terms hereof, and such breach is irreparable or the breaching party fails to remedy it within 30 days, the other party may terminate this Agreement without liability to the breaching party. However, if SAIC Maxus terminates this Agreement due to U Power’s delayed payment of service fees, Article 4 shall remain applicable.

13 divisibility

If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain valid unless the material purpose of this Agreement cannot be achieved. In such case, either party may terminate this Agreement by giving written notice.

14. Public disclosure

Regardless of other provisions in this Agreement, both parties hereby agree that neither party shall, prior to or after the execution of this Agreement, conduct press conferences or similar public disclosures regarding the execution or performance hereof, except as required by applicable laws. Nor shall either party cause such press conferences or similar public disclosures to occur, unless expressly authorized in writing by both parties.

15. Dispute Resolution and Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China and construed in accordance with the laws of China. Both parties hereby agree that neither party to this Agreement shall have the right to enforce any provision hereof.

Any dispute arising from or in connection with this Agreement shall first be settled through friendly consultations between the parties. Such consultations shall commence immediately upon the sending of a notice of consultation request by one party to the other. If the dispute cannot be resolved through consultations within thirty (30) days after such notice is sent, either party may submit the dispute to the China International Economic and Trade Arbitration Commission in Shanghai for arbitration, and the dispute shall be settled in accordance with the arbitration rules then in effect. Chinese shall be the sole language of any arbitration proceedings. The arbitral award shall be final and binding on both parties, and no appeal shall be permitted. The losing party in arbitration shall pay all arbitration costs.

16.Other

This agreement is executed in Chinese and made in duplicate, with each party holding one copy.

Attachment [1] Engineering Service Technical Specifications

1. target vehicle

For details, see Annex [3].

2. The technical services provided by SAIC Maxus are as follows

U Power leverages its proprietary technologies and services to develop battery swap station solutions and battery bank systems for SAIC Maxus’ battery-swapping vehicle models. SAIC Maxus provides U Power with all necessary technical specifications—including software/hardware interfaces, vehicle body designs, and battery enclosures—to facilitate the battery swap solution, along with full technical support throughout the R&D process.

3 Development Plan

The two parties will jointly advance the formal project initiation in September and commence specific development work, with SOPs to be implemented in Q12026.

Key milestones are as follows:

(1) Project initiation completed by September 30,2025;

(2) BMS/IMCU software development completed by November 30,2025;

(3) Battery fast-charging bracket and body component development completed by December 15,2025;

(4) MCB prototype manufacturing completed by December 30,2025, with joint debugging of U Power sample stations;

(5) U Power completed Hong Kong charging station deployment by January 30,2026;

(6) U Power obtained vehicle certification and market access by February 28,2026;

(7) SAIC Maxus delivered the first batch of orders by February 28,2026.

Attachment [2] Division of Responsibilities for Cooperation

1. Division of Responsibilities Between Both Parties

A. SAIC Maxus shall be responsible for developing the MIFA7 right-hand drive base model (with hardware battery swapping capability), including:

A1. Bodywork modification and production line equipment upgrades;

A2. Battery BMS software development;

A3. Vehicle IMCU software development;

A4. Battery swap adapter development.

B. U Power shall be responsible for installing hardware, software flashing, and cloud-based station development for the MIFA7 right-hand drive battery swap model, including:

B1. Development of battery swap communication unit software and hardware compatible with MIFA7 vehicle and battery systems;

B2. Development of station control software, APP, and cloud services for MIFA7 right-hand drive models;

B3. Research and production of battery swap stations compatible with MIFA7 charging/swapping functions;

B4. Vehicle certification and market access for designated sales regions, with SAIC Maxus providing technical support.

2. Key Development Agreements

2.1 Software and Hardware Interface Integration for Vehicle-Side Battery Swap Function

A. SAIC Maxus shall reserve installation space and provide wiring solutions as required. Under this technical agreement, U Power commits to not transmitting any commands or information to SAIC Maxus ‘CAN bus.

B. SAIC Maxus agrees that U Power may connect the vehicle’s PT CAN and CAN FD through battery swap communication units to obtain essential vehicle and battery status data for operation.

C. SAIC Maxus shall provide necessary cloud interaction CAN communication protocols for stations, including vehicle CAN communication protocols and charging CAN communication protocols, as required by U Power.

D. U Power has agreed to provide backend data including vehicle battery swapping and battery status, as per SAIC Maxus’s requirements, to support after-sales issue resolution.

2.2 In case of technical modifications (e.g., battery-swapping software/hardware updates), the modifying party shall notify the other party within 7 working days, and the changes shall be implemented only after mutual agreement.

2.3 During U Power’s localization certification process for vehicles across different markets, SAIC Maxus provides essential technical documentation (including but not limited to technical specifications, blueprints, ECE (European Conformity Assessment) certificates for components/systems, and e-mark certification for the entire vehicle) and production qualification materials as required by the project.

Attachment [3] Development Model Configuration Table

(No content)

（(The following is the signed and sealed page of the ‘MIFA 7 Right Steering Battery Swap Joint Development Agreement’)）

SAIC Maxus Automobile Co., Ltd.

Name:
Position:

Date：

Shanghai Youxu New Energy Technology Co., Ltd.

Name:
Position:

Date：